Example Template : 77O





















DWS ENHANCED COMMODITY STRATEGY FUND










N-Sar January 1, 2014 - June 30, 2014










Security Purchased
Cusip
Purchase/
Trade
Date
 Size (Shr) of
Offering
Offering
Price of
Shares
Total ($) Amt of
Offering
 Amt of
shares
Purch by
Fund
% of Offering
Purchased by
Fund
% of
Funds
Total
Assets
Brokers
Purchased
From
Capital One Bank USA NA
140420NH9
2/10/2014

$99.99
$2,000,000,000
590,000
0.03%

BCLY, DB ,MS
BCLY
Suncorp-Metway Ltd
8672EM2A1
3/25/2014

$99.99
$850,000,000
4,500,000
0.53%

CITI, DB ,RBCCM
CITI
Tencent Holdings Ltd
88032WAB2
4/22/2014

$99.90
$2,000,000,000
2,000,000
0.10%

CS, CITI, BCLY, DB
BCLY